Exhibit 10.2(a)

                           EMPLOYMENT AGREEMENT

     AGREEMENT made as of the lst day of July, 1998 between International Sports Wagering Inc., a Delaware corporation (the
"Corporation"), and Bernard Albanese ("Employee").

                           W I T N E S S E T H:

     WHEREAS, the Corporation is in the business of developing, producing, marketing, licensing and servicing computerized sports wagering systems; and
     WHEREAS, the Corporation desires to employ Employee as its President and Employee desires to serve the Corporation in such capacity.
     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:
     1. EMPLOYMENT. Subject to the terms and conditions herein contained, the Corporation hereby employs Employee as its President and Employee hereby agrees to serve the Corporation in such capacity.
     2.   DUTIES.
               (a) Employee agrees, during the "Term" (as hereinafter defined), to devote his full business attention and best efforts to the business of the Corporation and to perform such duties of an executive and administrative nature as the Chairman of the Board or Board of Directors of the Corporation, acting reasonably, shall assign or direct (i) consistent with his status and position as President including, without limitation, such duties as would typically be performed by persons holding similar positions in other companies, and (ii) such other duties of a managerial nature relating to operations, finance, personnel or support.
               (b) Employee shall conduct himself at all times in a manner consistent with his position with the Corporation.
     3.   TERM
               (a) The term of Employee's employment (the "Term") shall commence on July 1, 1998, and shall terminate on June 30, 2000, subject to earlier termination only (i) in the event of Employee's death; (ii) at the option of the Corporation, in the event of Employee's "disability" (as hereinafter defined) for 90 consecutive working days or an aggregate of 120 working days during any consecutive six month period during the Term; (iii) for cause; or
(vi) as provided in Sections 5.2 or 7.
               (b) For the purpose of this Agreement, (i) "disability" shall mean any injury or any physical or mental condition or illness which shall render Employee unable to perform his duties in accordance with this Agreement, and (ii) "Severance Amount" shall mean an amount equal to six months' base salary (computed on the basis of the Employee's base salary on the date of termination of the Employee's employment with the Corporation); provided that if the Employee has reached age 55 on the date of termination of the Employee's employment with the Corporation, the Severance Amount shall mean an amount equal to 12 months' base salary.
     4. COMPENSATION AND BENEFITS. As compensation for all duties to be rendered by Employee to the Corporation in all capacities, the Corporation shall pay to Employee during the Term, a minimum of the following, payable in accordance with the standard payroll practice of the Corporation:
          4.1 The Employee shall receive a base salary of not less than $150,000 per annum.
          4.2 In addition, Employee shall be entitled to receive (a) such salary increases, bonuses or other incentive compensation as may be approved by the Board of Directors; (b) three weeks vacation during each year of the Term; (c) such health insurance as the Corporation may from time to time provide to its other executive employees; (d) such life insurance as the Corporation may provide to its other executive employees; and (e) such other fringe benefits as the Corporation may provide to its employees.
     5.   REQUIRED RELOCATION.
          5.1 During the Term, the Corporation shall not require the Employee to relocate outside of the New York City/New Jersey metropolitan area (the "Area").
          5.2 In the event that after the Term of this Agreement, the Employee continues to be employed by the Corporation on an at-will basis, and the Corporation requires the Employee to relocate outside the Area and the Employee elects in his discretion, not to do so, the Employee may voluntarily leave the employ of the Corporation and in such event the Corporation shall pay to the Employee an amount equal to the Severance Amount and all benefits set forth in Sections 4.2 and 8 during the period during which the Severance Amount is being paid to the Employee. The Severance
Amount shall be paid to the Employee in accordance with the standard payroll practice of the Corporation.
          5.3 In the event that prior to the end of the Term of this Agreement, the Corporation requires the Employee to relocate outside the Area and the Employee elects in his discretion, not to do so, the Employee may voluntarily leave the employ of the Corporation and in such event the Corporation shall pay to the Employee (i) his base salary until the end of the Term; (ii) the Severance Amount; and (iii) all benefits set forth in Sections 4.2 ad 8 during the period during which the Severance Amount is being paid.
          5.4 Notwithstanding the foregoing, the Employee may be required to travel away from his home for reasonable periods of time in fulfillment of his responsibilities for the Corporation.
     6.   NON RENEWAL OF EMPLOYMENT AGREEMENT/DEATH/DISABILITY.
          6.1 In the event that at the end of the Term of this Agreement, the Agreement is not renewed and a new Agreement is not entered into, and thereafter, the Employee's employment with the Corporation is terminated by the Corporation other than for cause, the Corporation shall pay to the Employee the Severance Amount in accordance with the standard payroll practice of the Corporation and all benefits set forth in Sections 4.2 and 8 shall be continued during the period which the Severance Amount is being paid.
          6.2 In the event this Agreement is terminated as a result of the death or disability of the Employee during the Term or, after the end of the Term while the Employee is still employed by the Corporation on an at-will basis, the Employee or his estate, as the case may be, shall be paid the Severance Amount and all benefits set forth in Sections 4.2 and 8 shall be continued during the period during which the Severance Amount is being paid.
     7.   CHANGE OF CONTROL.
          7.1 In the event of a "Change of Control" (as hereafter defined) following which the Employee's employment is terminated
(a) by the Corporation other than as a result of the death or disability of the Employee or for cause, or (b) by the Employee for "Good Reason" (as hereinafter defined) the Employee shall be entitled to the following:
          (a) If the termination is during the Term, the Employee shall be entitled to continued payment of his base salary and all benefits set forth in Sections 4.2 and 8 until the end of the Term, but in no event less than six months of base salary and benefits;
provided that if such termination occurs after the Employee has reached age 55, the Employee's base salary and benefits shall be continued until the end of the Term, but in no event less than 12 months.
          (b) If the termination occurs after the Term, while the Employee is still employed by the Corporation on an at-will basis, the Employee shall be entitled to the Severance Amount and benefit continuation in the manner and for the period provided in Section
5.2.
          (c) "Change of Control" shall mean, if any person, or any two or more persons acting a group, and all affiliates of such person or persons, who prior to such time beneficially owned (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934 (the
"Exchange Act") less than 50% of the then outstanding Common Stock of the Corporation, shall acquire additional shares of Common Stock in one or more transactions or series of transactions, such that following such transaction or transactions, such person or group and affiliates beneficially own 50% or more of the outstanding
Common Stock of the Corporation.
          (d) "Good Reason", when used with reference to a voluntary termination by the Employee of his employment with the Corporation, shall mean:
               i) the assignment to the Employee of any duties inconsistent in a material way with, or the reduction of powers or functions associated with, his positions, duties, responsibilities and status with the Corporation, Employee's reporting responsibilities or any removal of the Employee from or any failure to reelect the Employee to any significant positions or offices the Employee held immediately prior to the time of the Change in Control, except in connection with the termination of the Employee's employment by the Corporation for cause or for death or disability;
               ii) a reduction by the Corporation in the Employee's base salary or benefits that existed immediately prior to the Change in Control; or
               iii) a change in the Employee's principal work location, except for required travel on the Corporation's business to an extent substantially consistent with the Employee's business travel obligations immediately prior to the Change of Control;
     provided, however, that no event shall constitute a Good Reason unless the Employee notifies the Corporation that it has committed an action or inaction specified in clauses (i) through
     (iii) (a "Covered Action") and the Corporation does not cure such Covered Action within 30 days after such notice, at which time such Good Reason shall be deemed to have arisen.
     Notwithstanding the immediately preceding sentence, no action by the Corporation shall give rise to Good Reason if it results from the Employee's termination for Cause, or from the Employee's resignation for other than a Good Reason. If the Employee has Good Reason to resign, he may in fact resign for Good Reason by notice of termination given within 60 days after the Good Reason arises.
     8. REIMBURSEMENT OF EXPENSES. The Corporation shall reimburse the Employee for all reasonable business expenses paid or incurred by him on behalf of the Corporation, including, but not limited to, travel and entertainment expenses, that he shall incur during the Term in connection with the performance of his duties hereunder;
provided that he submits, in a timely manner, receipts or other expense records in such detail as may be required by the Corporation.
     9.   TERMINATION/STOCK OPTIONS.
          In the event that Employee's employment with the Corporation terminates for any reason whatsoever, including death or disability of the Employee, other than (i) by the Corporation for cause, (ii) or voluntarily by the Employee (other than as permitted herein), all stock options theretofore granted to the Employee which have not vested and become exercisable on the date of such termination shall automatically vest and become exercisable and remain exercisable in accordance with the terms of the Corporation's 1996
Stock Option Plan and the stock option agreements thereunder.
     10.  NO CONFLICTING COMMITMENTS.
          Employee represents and warrants that he has no commitments or obligations of any kind whatsoever inconsistent with this Agreement which would impair, infringe upon or limit his ability to enter into this Agreement or to perform the services required of him hereunder.
     11. PROPRIETARY INFORMATION. Prior to the execution of this Employment Agreement, Employee signed a Proprietary Information
Agreement the terms of which shall continue in full force and effect.
     12. ENTIRE AGREEMENT. This Agreement embodies the entire understanding and agreement of the parties hereto in relation to the subject matter hereof, and no promise, condition, representa-tion or warranty, express or implied, not herein set forth shall bind any party hereto. None of the terms or conditions of this Agreement may be changed, modified, waived or cancelled orally or otherwise except in a writing signed by both the parties hereto, specifying such change, modification, waiver or cancellation. A waiver at any time of compliance with any of the terms and condi-tions of this Agreement shall not be considered a modification, cancellation or waiver of such terms and conditions of any pre-ceding or succeeding breach thereof unless expressly so stated.
     13. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.
     14. GOVERNING LAW. This Agreement shall be governed by the internal laws of the State of New Jersey without regard to principles of conflicts of law.
     15. NOTICES. Any notice or other communication required or desired to be given shall be in writing and shall be sent by registered or certified mail return receipt requested or by express mail. Each such notice shall be deemed given at the time it is mailed in any post office maintained by the United States to the following respective addresses, which either party may change as to such party upon ten (10) days' notice to the other.
               To the Corporation:

                    International Sports Wagering Inc.
                    201 Lower Notch Road, Suite 2A
                    Little Falls, New Jersey  07424
                    Attn:  Chairman of the Board

               With a copy to:

                    Richard M. Hoffman, Esq.
                    Rubin Baum Levin Constant & Friedman
                    30 Rockefeller Plaza (29th Floor)
                    New York, New York  10112

               To Employee:

                    Mr. Bernard Albanese
                    18 Doremus Drive
                    Towaco, N.J. 07082


     9. EXTRAORDINARY RELIEF. Employee acknowledges and agrees that irreparable damage will result to the Corporation in the event of a breach of the Proprietary Information Agreement. Accordingly, Employee agrees that the Corporation shall be entitled to enforce its rights under said Proprietary Information Agreement, in the event of a breach or threatened breach thereof, in the court of equity, and shall be entitled to a decree of specific performance or appropriate injunctive relief. Such remedies shall be cumulative and not exclusive and shall be in addition to any other rights or remedies available to the Corporation.
     10. INVALIDITY. Any provision of this Agreement found to be prohibited by law shall be ineffective as written without invalidating the remainder of this Agreement and shall be deemed amended to the fullest extent allowable by applicable law to effectuate the purposes of said provision.
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
                              INTERNATIONAL SPORTS WAGERING INC.


                              By:
                              Barry Mindes, Chairman of the Board




                                       Bernard Albanese